Exhibit 11

ALBEMARLE CORPORATION

COMPUTATION OF PRO FORMA EARNINGS PER SHARE

for the years ended December 31, 2003, 2002 and 2001

(In thousands except per share amounts)

	Pro Forma 2003	Pro Forma 2002	Pro Forma 2001
BASIC EARNINGS PER SHARE

Numerator:

Income before cumulative effect of a change in accounting principle, net and after effect of applying SFAS No. 123 “Accounting for Stock-Based Compensation”	$70,658	$70,398	$66,476

Cumulative effect of a change in accounting principle, net	(2,220)	—	—

Net income after effect of applying SFAS No. 123 “Accounting for Stock-Based Compensation”	$68,438	$70,398	$66,476

Denominator:

Average number of shares of common stock outstanding	41,255	42,104	45,766

Income before cumulative effect of a change in accounting principle, net and after effect of applying SFAS No. 123 “Accounting for Stock-Based Compensation”	$1.71	$1.67	$1.45

Cumulative effect of a change in accounting principle, net	(0.05)	—	—

Basic earnings per share	$1.66	$1.67	$1.45

DILUTED EARNINGS PER SHARE

Numerator:

Income before cumulative effect of a change in accounting principle, net and after effect of applying SFAS No. 123 “Accounting for Stock-Based Compensation”	$70,658	$70,398	$66,476
Cumulative effect of a change in accounting principle, net	(2,220)	—	—

Net income after effect of applying SFAS No. 123 “Accounting for Stock-Based Compensation”	$68,438	$70,398	$66,476

Denominator:

Average number of shares of common stock outstanding	41,255	42,104	45,766

Shares issuable upon the assumed exercise of outstanding stock options and other common stock equivalents	1,070	1,190	765

Total pro forma shares	42,325	43,294	46,531

Income before cumulative effect of a change in accounting principle, net and after effect of applying SFAS No. 123 “Accounting for Stock-Based Compensation”	$1.67	$1.63	$1.43

Cumulative effect of a change in accounting principle, net	(0.05)	—	—

Diluted earnings per share	$1.62	$1.63	$1.43